Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of April 18, 2007, by and between The Wornick Company, a Delaware corporation (the “Company”), and Jon P. Geisler (“Employee”) (each a “Party” and together the “Parties”).

RECITAL

The Company and Employee desire to document their agreement regarding the payment of certain salary, retention payment, bonus and severance amounts, in each case on the terms and subject to the conditions set forth in this Agreement.  NOW, THEREFORE, the Parties hereto hereby agree as follows:

AGREEMENT

1.             Base Salary.  As payment for the services to be rendered by Employee as President and Chief Executive Officer of the Company, the Company agrees to pay to Employee a base salary at the rate of $325,000 per annum, payable in accordance with the Company’s regular payroll practices (“Base Salary”).  In addition, Employee shall be entitled to normal employee and other fringe benefits offered by the Company commensurate with Employee’s position.

2.             Retention Payment.  Employee shall receive a retention payment in the amount of $243,750 in consideration for Employee’s past work for the Company, increase in responsibility and for agreeing to forgo his other existing employment opportunities and remain with the Company.

3.             Bonus Payments.  The Company agrees to pay Employee bonus amounts of $121,875 on August 1, 2007 and $121,875 on February 1, 2008, provided that the following conditions shall have been satisfied:

(a)           Employee shall have devoted his full time, attention, skill and efforts to the affairs of the Company through the date the payment is due; and

(b)           on or before the date payment is due (x) the Company shall not have filed a voluntary bankruptcy petition, and (y) a third party shall not have filed a bankruptcy petition against the Company.

4.             Severance Compensation.

4.1           Termination at Will.  Upon any Termination at Will (as defined below) or a termination of Employee’s employment by reason of Employee’s death or disability, Employee, or his estate or beneficiaries in the case of his death, shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination (“Accrued Benefits”) and, subject to Employee’s or his estate’s or beneficiaries’ execution without revocation of a valid general release of claims against the Company and its affiliates and their respective employees, directors and stockholders in a form acceptable to the Company (the “Release”), all severance compensation required under Section 4.2, but no other compensation or reimbursement of any kind.

4.2           Severance Compensation.  In the event Employee’s employment is terminated in a Termination At Will or a termination of Employee’s employment by reason of Employee’s death or disability, Employee, or his estate or beneficiaries in the case of his death, shall, in addition to the Accrued Benefits and subject to Employee’s or his estate’s or beneficiaries’ execution without revocation of the Release, be entitled to receive a lump sum payment equal to 50% of Employee’s most recent annual Base Salary, payable within ten (10) days following the execution of the Release.  In addition, the Company shall pay the cost of continuation of group health coverage for Employee and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act for a period of six months following such a Termination at Will to the extent Employee is eligible for and elects such continuation coverage; provided that such payment by the Company shall cease when Employee becomes eligible for group health coverage under another group health plan.  Such severance compensation is the only severance compensation to which Employee shall be entitled following a Termination at Will or a termination of Employee’s employment by reason of Employee’s death or disability.

4.3           Employee’s Obligation Upon Termination. Upon the termination of Employee’s employment for any reason, Employee shall within ten (10) days of such termination return to the Company all personal property and proprietary information in Employee’s possession or control belonging to the Company.  Unless and until all such property and information is returned to the Company (which shall be determined by the Company’s standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder, except the Accrued Benefits.

4.4           Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(a)   “Termination at Will” shall mean termination by the Company of Employee’s employment by the Company other than (i) Termination for Cause, and (ii) Voluntary Termination.

(b)   “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i)            Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii)           Employee’s material breach of any provision of this Agreement or any other agreement to which Employee and the Company are parties;

(iii)          Drug or alcohol abuse;

(iv)          Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Employee were to continue to be employed, including, without limitation, the commission of a felony or a good faith determination by the Board that Employee has committed acts involving moral turpitude; or

(v)           Any material violation by Employee of any written rule, regulation or policy of the Company of which Employee has knowledge or Employee’s failure to follow reasonable lawful written instructions or directions of the Chairman of the Board of the Company or any policy, rule or procedure of the Company in force from time to time of which Employee has knowledge and which are not in conflict with this Agreement.

(c)   “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than termination by reason of Employee’s death or disability.

5.             Miscellaneous.

5.1   Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2   Liquidated Damages.  In the event of a Voluntary Termination by Employee prior to October 12, 2007 (the period from the date of this Agreement through October 12, 2007, hereinafter the “Term”), the Company’s sole remedy will be its entitlement to recover from Employee the sum of $677 for each day of the Term remaining after Employee’s final departure from the Company’s employment (the “Liquidated Damages Payment”).  Employee shall make the Liquidated Damages Payment within five (5) business days after the effective date of the Voluntary Termination.  In the event Employee fails to make the Liquidated Damages Payment when due, (a) the amount due shall accrue interest at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the due date to the date of payment, and (b) Employee shall be required to pay all expenses incurred by the Company in connection with the collection of the Liquidated Damages Payment, including reasonable attorneys’ fees and expenses.

5.3   Entire Agreement; Modifications.  This Agreement represents the entire understanding among the Parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications or amendments to this Agreement must be in writing and signed by both Parties hereto.

5.4   Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given five (5) days after mailing to the respective persons named below:

If to the Company:

The Wornick Company.

4701 Creek Road, Suite 200

Cincinnati, Ohio  42542

Attn:  Chairman

with a copy to:

Veritas Capital Fund Management, LLC

590 Madison Avenue

New York, New York 10022

Attn:  Robert B. McKeon

If to Employee:

Jon P. Geisler

7595 Fawnmeadow Lane

Cincinnati, Ohio  45241

Any Party may change such Party’s address for notices by notice duly given pursuant to this Section 5.4.

5.5   Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

5.6   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

5.7   Consent to Jurisdiction.  Each Party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, and agrees to commence any such action, suit or proceeding only in such courts.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 5.4 shall be effective service of process for any such action, suit or proceeding.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

5.8   Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid, void, unenforceable or against public policy for any reason, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

5.9   Benefits of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties; provided, however, that this Agreement shall not be assignable either by the Company (except to an affiliate of or any successor to the business of the Company) or by Employee, without the prior written consent of the other Party.

5.10   Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

5.11   Withholdings.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

5.12   Remedies.  Except as provided in Section 5.2, all rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE WORNICK COMPANY

By:	/s/ Robert B. McKeon
Robert B. McKeon, Chairman

EMPLOYEE:

/s/ Jon P. Geisler
Jon P. Geisler